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                                                                  EXHIBIT (d)(1)

                                   AGREEMENT

     This Agreement is made as of the 1st day of December, 1999 by and between Cucos, Inc. (the "Company") and Jacksonville Restaurant Acquisition Corporation, Inc. ("JRAC").

     WHEREAS, the Board of Directors of the Company have amended the Company's Articles of Incorporation to authorize 300,000 shares of preferred stock, no par value, having the rights and preferences set forth in the Articles of Amendment attached hereto as Exhibit A (the "Preferred Stock");

     WHEREAS, the Company desires to raise capital through the issuance and sale of 300,000 shares of Preferred Stock for a purchase price of $1.00 per share;

     WHEREAS, the Company is considering the issuance of up to 2,900,000 shares of common stock of the Company (the "Common Stock") pursuant to a rights offering to the Company's shareholders (the "Rights Offering");

     WHEREAS, JRAC desires to purchase 300,000 shares of Preferred Stock of the Company and to serve as a stand-by purchaser in the Rights Offering, all on the terms and conditions hereinafter set forth;

     WHEREAS, JRAC has demonstrated, to the satisfaction of the Board of Directors of the Company, that JRAC has the financial ability to perform the commitments made hereunder (which aggregate approximately $2,900,000);

     NOW THEREFORE, it is agreed as follows:

                      ARTICLE I - SALE OF PREFERRED STOCK

     1.01  Initial sale of Preferred Stock.  JRAC hereby purchases 120,000
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shares of Preferred Stock for an aggregate purchase price of $120,000.  JRAC acknowledges receipt of a certificate representing such shares. The Company hereby acknowledges receipt of a wire transfer of $120,000 in full payment for such shares.

     1.02  Option to acquire additional shares of Preferred Stock.  The Company
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hereby grants to JRAC the option to purchase 180,000 additional shares of
Preferred Stock for a price of $1.00 per share (the "Option"). The Option shall be exercisable on or before January 31, 1999, and shall expire on January 31, 1999 (the "Expiration Date"). The Option must be exercised as to the entire amount of the Preferred Stock covered by the Option. The Option is may be exercised by delivering to the Company written notice of exercise, accompanied by a certified check for $180,000 on or before the Expiration Date.

     1.03  Accredited investor.  JRAC hereby represents and warrants to the
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Company that JRAC is an "accredited" investor within the meaning of Regulation D under the Securities Act of
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1933, as amended. JRAC also represents and warrants that JRAC is a sophisticated investor in the restaurant industry and has made such investigation as it deems necessary of the Company's business, financial condition and prospects prior to investing in the Preferred Stock.

                       ARTICLE II - DUE DILIGENCE REVIEW

     2.01  JRAC's review of the Company's operations. Until the Expiration Date,
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JRAC shall be entitled to conduct due diligence of the Company, and the Company will make available to JRAC all of the Company's books and records as JRAC shall reasonably request to assess the advisability of exercising the Option. The Company shall give JRAC the opportunity to discuss the Company's financial condition and prospects with third parties (including the Company's employees, vendors and creditors); provided, however, that the Company reserves the right to deny JRAC access to such persons if the Chairman of the Board of the Company, in his sole discretion, deems it appropriate to deny such access.

     2.02  Confidentiality.  JRAC agrees that it, and its owners, officers,
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employees and agents, will keep confidential any information about the Company made available to JRAC in connection with its due diligence review. If JRAC determines not to exercise the Option, then JRAC will return to the Company all documentation and other materials delivered to JRAC in connection with its due diligence review. JRAC acknowledges that the information to be delivered to JRAC in connection with its due diligence review may be highly proprietary and confidential. JRAC further acknowledges that the Company's common stock is publicly traded, and that neither JRAC nor any of its owners, officers, employees or agents should engage in the purchase or sale of shares of the Company's common stock when in possession of material non-public information. Accordingly, JRAC agrees that neither JRAC nor any of its owners, officers, employees or agent will purchase or sell any shares of Common Stock (except for purchases of Common Stock in connection with the Rights Offering) for a period of one month following the Expiration Date.

                    ARTICLE III - POSSIBLE RIGHTS OFFERING

     3.01  Terms of possible Rights Offering. The Company hereby represents that
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the Board of Directors is considering the advisability of a Rights Offering pursuant to which the Company would distribute to its shareholders the right to acquire additional shares of Common Stock for a price to be established by the Board of Directors (the "Rights Offering Price"). JRAC acknowledges that, upon the effectiveness of a Registration Statement covering the shares to be issued in the Rights Offering, the Preferred Stock would be converted, in accordance with its terms, into shares of Common Stock.

     3.02  Commitment by JRAC to be stand-by purchaser. JRAC hereby agrees that,
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if JRAC exercises the Option, JRAC will exercise its rights with respect to the
300,000 shares of Common Stock to be owned by JRAC upon the automatic conversion of its Preferred Stock. JRAC further agrees to purchase up to an additional 2,600,000 shares of Common Stock registered for issuance in the Rights Offering to other shareholders of the Company if such
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shareholders elect not to exercise their rights to purchase such shares. All purchases by JRAC will be made at the Rights Offering Price.

                ARTICLE IV - MANAGEMENT OF THE COMPANY PRIOR TO
                         COMPLETION OF RIGHTS OFFERING

     4.01  Board of Directors.  Upon JRAC's purchase of the initial 120,000
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shares of Preferred Stock, Dennis Grinn shall be elected by the Board of
Directors to fill a vacancy currently existing on the Board of Directors.
Dennis Grinn shall serve until the next annual meeting of shareholders and until his successor shall be elected and have qualified.

     4.02  President of Company.  The Company agrees that if the Option is
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exercised, and until the earlier of (a) the closing of the Rights Offering; (b)
the closing of a transaction involving a sale of the Company or its assets that is inconsistent with a rights offering or (c) James W. Osborn is relieved of his position with the Company for "cause", James W. Osborn shall be the president of the Company and responsible for day-to-day management of the Company. It is agreed that the term "cause" shall mean an action involving the misappropriation of Company funds or assets.

     4.03  Management of the Company following completion of the Rights
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Offering.  The Board of Directors of the Company hereby agrees that, if the
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Rights Offering is consummated and JRAC becomes a majority shareholder pursuant to its commitment in Section 3.02 hereof, then the Company shall hold a shareholders' meeting at which the Board will propose the following persons to be directors of the Company: (a) James W. Osborn; (b) three other persons designated by JRAC; and (c) three persons to be designated by the Board of Directors.

                  ARTICLE V - ABILITY TO "SHOP" THE COMPANY;
                            RIGHT OF FIRST REFUSAL

     5.01  Right to sell. Nothing contained in this Agreement shall prohibit the
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Board of Directors of the Company from actively seeking a purchaser for the
Company or its assets or from taking any action that the Board believes to be necessary or appropriate to manage the Company or to sell the Company or its assets.

     5.02  Right of first refusal.  If, at any time prior to November 30, 2000,
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the Company proposes to enter into a definitive agreement to sell to a third party (the "Proposed Purchaser") the Company or substantially all of its assets, then JRAC shall have the right to purchase the Company or substantially all of its assets, as the case may be, at the same price as the Proposed Purchaser has agreed to pay. If the purchase price to be paid by the Proposed Purchaser in consideration other than cash, then JRAC shall be entitled to pay the fair market value of such consideration in cash.
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                          ARTICLE VI - MISCELLANEOUS

     6.01  Specific performance.  JRAC acknowledges that the Company may conduct
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a Rights Offering based upon the Company's reliance that JRAC will perform its commitments under Section 3.02 hereof. JRAC agrees that the Company shall be entitled to a remedy of specific performance, in addition to any damages that may be due, if JRAC refuses to perform its commitments under Section 3.02 hereof.

     6.02  Choice of law and venue.  The parties agree that this Agreement shall
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be governed by Louisiana law, and that any dispute related to this agreement would be submitted to the exclusive jurisdiction of the courts of Jefferson parish, Louisiana.

     6.03  Entire agreement. This Agreement, together with any written amendment
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hereto, represents the entire agreement of the parties with respect to the matters covered hereby.

     6.04  Term.  This Agreement shall terminate on the Expiration Date if the
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Option is not exercised by JRAC.  If the Option is exercised by JRAC, this
Agreement shall terminate on the earlier of (a) the date that the Rights Offering shall have been consummated; (b) the date that the Company or substantially all of its assets, is/are sold to a third party; or (c) April 30, 2000.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


CUCOS, INC.


By:  /s/ Frank J. Ferrara, Jr.
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     Frank J. Ferrara, Jr.,
     Chairman of the Board


JACKSONVILLE RESTAURANT ACQUISITION CORPORATION, INC.


By:  /s/ Signature
     -------------------------